Exhibit 99.1
Match Group names Jim Lanzone Chief Executive Officer of Tinder
DALLAS, July 27, 2020—Match Group today announced that Jim Lanzone has been appointed Chief Executive Officer at the company's flagship brand, Tinder. Lanzone has served in various roles at CBS Corporation including Chief Digital Officer and President & Chief Executive Officer of CBS Interactive from 2011 to 2019. He most recently served as an Executive-in-Residence at Benchmark Capital. He is succeeding Elie Seidman who is stepping down. Lanzone’s first day is August 3rd and he will report to Match Group Chief Executive Officer, Shar Dubey.
Lanzone is taking the helm at Tinder on the heels of another solid quarter, with double digit year-over-year revenue growth at Tinder despite the global COVID pandemic. Additional details will be provided when Match Group publishes its second quarter financial results on August 4, 2020.
“I’m very excited to welcome Jim to Match Group,” said Shar Dubey. “He has vast experience running complex global tech organizations, driving product innovation, integrating emerging media trends into bellwether brands and a proven track record of building subscription offerings and delivering results. Tinder still has so much runway ahead, and as we look to integrate video, roll out new features in various regions and accelerate our growth around the world, Jim will be a formidable leader for the company.”
“Tinder is an iconic brand and an essential part of the dating experience,” said Jim Lanzone. “We have an enormous opportunity to deliver on our mission, bring more people to the product and reimagine the user experience across different markets. I'm looking forward to working with the team and taking the brand to new heights.”
“Elie joined Match Group nearly four years ago as CEO of OkCupid and took the reins as CEO of Tinder during a pivotal time for the company,” said Shar Dubey. “He was a steadfast leader as the brand grew past the first billion dollar revenue milestone. We are grateful for his tenure and we wish him the very best in the future.”
The company also announced today it has named gaming executive Joshua Sell as Chief Product Officer at Tinder effective immediately. Sell brings significant executive product experience to Tinder. He has launched and revitalized various franchises at global gaming companies including NCSOFT, King, Glu Mobile and Aeria Games and Entertainment. Sell will report to Lanzone.
About Jim Lanzone
Jim Lanzone was the Chief Digital Officer of CBS Corporation and President & Chief Executive Officer of CBS Interactive, a top 10 consumer Internet property with 300+ million users worldwide. Since joining CBS in 2011, Jim led the digital transformation of CBS Corporation, driving CBS Interactive to record financial and audience growth, as well as the creation, launch and growth of streaming subscription services like CBS All Access and free, ad-supported services including CBSN, CBS Sports HQ and ET Live.
Jim joined CBS Interactive after its acquisition of Clicker Media, an Internet video search and programming guide, where he served as Founder and Chief Executive Officer. He has also served as Chief Executive Officer of Ask.com (formerly Ask Jeeves), which he joined in 2001 after its acquisition of eTour.com, where he was Co-Founder and President.
Jim Lanzone joins Tinder from Benchmark Capital where he most recently served as an Executive-in-Residence.
Jim resides in Northern California with his wife and three children. He holds a B.A. from UCLA and a J.D./M.B.A. from Emory University.
About Match Group
Match Group (NASDAQ: MTCH), through its portfolio companies, is a leading provider of dating products available globally. Our portfolio of brands includes Tinder®, Match®, Meetic®, OkCupid®, Hinge®, Pairs™, PlentyOfFish®, and OurTime®, as well as a number of other brands, each designed to increase our users’ likelihood of finding a meaningful connection. Through our portfolio companies and their trusted brands, we provide tailored products to meet the varying preferences of our users. Our products are available in over 40 languages to users all over the world.
About Tinder
Tinder was introduced on a college campus in 2012 and is the world's most popular app for meeting new people. It has been downloaded more than 340 million times and is available in 190 countries and 40+ languages. Tinder has more than 6 million subscribers and is the highest grossing non-gaming app globally.
SOURCE Match Group
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